UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 7, 2012

Date of Report: (Date of earliest event reported)

Cyanotech Corporation

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	000-14602 (Commission File Number)	91-1206026 (IRS Employer Identification Number)

73-4460 Queen Kaahumanu Highway, Suite #102, Kailua Kona, HI 96740

(Address of principal executive offices)

(808) 326-1353

(Registrant’s telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

(a)         Term Loan Agreement

On September 7, 2012, Cyanotech Corporation (the “Company”) and its wholly-owned subsidiary Nutrex Hawaii, Inc. (“Nutrex”) completed a loan agreement with Pacific Rim Bank in Honolulu, Hawaii (the “Lender”) providing for $5,500,000 in aggregate credit facilities (the “Loan”) pursuant to a Term Loan Agreement dated August 14, 2012 (the “Loan Agreement”).  The Loan Agreement is evidenced by promissory notes in the amounts of $2,250,000 and $3,250,000 (the “Notes”), and was issued under the provisions of a United States Department of Agriculture (“USDA”) Rural Development Guarantee program (the “Guarantees”).  The proceeds of the Loan will be used to acquire new processing equipment and leasehold improvements at its Kona, Hawaii facility, including the equipment in “(b) Equipment Purchase Agreement” below.

The provisions of the Loan include the payment of interest only for the first 12 months of the term; thereafter, and until its maturity on August 14, 2032, the obligation fully amortizes over nineteen (19) years.  Interest on the Loan accrues on the outstanding principal balance at an annual variable rate equal to the published Wall Street Journal prime rate plus 1.0% and is adjustable on the first day of each calendar quarter and fixed for that quarter. At no time shall the annual interest rate be less than 5.50%. The Loan has a prepayment penalty of 5% for any prepayment made prior to the first anniversary of the date of the Loan Agreement, which penalty is reduced by 1% each year thereafter until the fifth anniversary of such date, after which there is no prepayment penalty.

The Loan provides for one-time origination and guaranty fees totaling $214,500 and an annual renewal fee payable in the amount of 0.25% of the USDA guaranteed portion of the outstanding principal balance as of December 31 of each year, beginning December 31, 2012.  The USDA has conditionally guaranteed 80% of all amounts owing under the Loan.  One Guarantee includes a provision that the Company expend $1,982,000 in matching funds prior to receiving any proceeds from the Loan.  $1,307,000 of these costs were expended prior to June 30, 2012, with the balance going toward payment of loan costs of $234,000 and the payoff of the outstanding obligation to Bridgeview Capital Solutions, LLC of $441,000.

The Loan is secured by:  a Mortgage, Security Agreement and Financing Statement; Security Agreements and UCC Financing Statements each with the Company and Nutrex; an Assignment of Lessor’s Interest in Leases and Rents; a Hazardous Substances Certificate and Indemnity Agreement; an Assignment of Construction Contract; a Sublessor’s Consent to Mortgage of Sublease K-4; Estoppel Certificate and Subordination Agreement; and the USDA guarantees; each of which is further subject to the terms of the Loan Agreement and the Notes (collectively, the “Loan Documents”).

The outstanding indebtedness under the Loan Documents may be accelerated under certain events of default, including:  (i) the cessation or abandonment of work on the construction and equipping of the improvements (other than as permitted under the Construction Contract); (ii) failure to construct and equip the improvements substantially in accordance with Lender approved Plans and Specifications; (iii) uncured default in the payment of principal and interest following due notice; (iv) uncured default in the performance of or compliance with any term, covenant, condition or provision contained in any of the Loan Documents following due notice or other knowledge of the default; (v) a material adverse change in the Company’s financial condition; (vi) the Company or Nutrex shall become insolvent; or (vii) the USDA shall revoke or amend its Guarantees in favor of Lender; as well as other remedies available to Lender under the Loan Documents.  So long as the Loan remains outstanding, Lender’s prior written consent or concurrence will be a condition to any: merger, consolidation or the sale or transfer of a substantial part of the Company’s assets; dividend payment; or increased annualized compensation to officers.

(b)         Equipment Purchase Agreement

On September 12, 2012, the Company entered into an agreement with Uhde Corporation of America (“UHDE”) for the purchase of supercritical carbon dioxide extraction equipment to be used in the processing of its natural astaxanthin (“Equipment”).  Pursuant to the terms of the agreement, UHDE will build, ship and provide assistance in installing the Equipment, which is required to be delivered in approximately 14 months from the date of the agreement. The Company will pay UHDE an aggregate of $3,221,093 for the equipment and services based on the following schedule:

•              30% down payment, due no later than October 12, 2012

•              20% progress payment, due no later than December 12, 2012

•              20% progress payment, due no later than April 12, 2013

•              10% payable upon presentation of unpriced bill of delivery of forgings

•              10% payable upon presentation of the shipping documents / notification of readiness for dispatch

•              10% payable upon presentation of the acceptance certificate, no later than 3 months after delivery of the equipment against invoice.

The Company may cancel the equipment order at no charge if a test currently being performed on a sample of the Company’s astaxanthin does not confirm the specified targeted results for the given process parameters or could not be carried out within 6 weeks after order placement for reasons attributable to UHDE.

UHDE provides a warranty period of up to 12 months after commissioning of the equipment, however, limited to 16 months after delivery.  Construction, delivery, installation and commissioning of the equipment at the Company’s location in Kona, Hawaii is expected to take up to 18 months.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosures set for in Item 1.01 above, which are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYANOTECH CORPORATION

Dated: September 13, 2012	/s/ Jolé Deal
	By:	Jolé Deal
Vice President – Finance and
Administration, Chief Financial
Officer, Treasurer and Secretary